EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-270042) of FTAI Aviation Ltd. and in the related Prospectus, and the Registration Statement (Form S-8 No. 333-287645) pertaining to the FTAI Aviation Ltd. 2025 Omnibus Incentive Award Plan of our reports dated March 3, 2025, with respect to the consolidated financial statements of FTAI Aviation Ltd. included in this Annual Report (Form 10-K) of FTAI Aviation Ltd. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

New York, New York

February 27, 2026